  Exhibit 8

FORM OF SUBSCRIPTION ESCROW AGREEMENT

THIS SUBSCRIPTION ESCROW AGREEMENT dated as of ____________, 2019 (this "Agreement"), is entered into among JCC Advisors, LLC (the "Dealer Manager"), GK Investment Property Holdings II, LLC, (the "Company") and UMB Bank, National Association, a national banking association, as escrow agent (the "Escrow Agent").

WHEREAS, the Company intends to raise cash funds from Investors (as defined below) pursuant to a public offering (the "Offering") of not more than $50,000,000 of its 7% Bonds (the "Securities"), pursuant to the offering statement on Form 1-A of the Company (No. 024-11074) (as amended, the "Offering Document") a copy of which is attached as Exhibit A hereto. The Securities will be sold to Investors pursuant to written subscription agreements (the "Subscription Agreements")

WHEREAS, the Escrow Agent is willing to accept appointment as escrow agent only for the express duties set forth herein.

WHEREAS, at the direction of the Company, the Escrow Agent has engaged Great Lakes Fund Solutions, Inc. (the “Processing Agent”) to receive, examine for “good order” and facilitate subscriptions into the Escrow Account (as defined hereinafter) as further described herein and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Proceeds to be Escrowed. On or before the date the Offering Document is declared qualified by the Securities and Exchange Commission (the "SEC"), the Company shall establish an escrow account with the Escrow Agent to be invested in accordance with Section 7 hereof entitled "ESCROW ACCOUNT FOR THE BENEFIT OF INVESTORS IN 7% BONDS OF GK INVESTMENT PROPERTY HOLDINGS II, LLC" (including such abbreviations as are required for the Escrow Agent's systems) (the "Escrow Account"). All checks and wire transfers received from subscribers of Securities ("Investors") in payment for the Securities ("Investor Funds") will be delivered to the Escrow Agent within one business day following the day upon which such Investor Funds are received by the Company or its agents, and shall, upon receipt by the Escrow Agent, be retained in escrow by the Escrow Agent and invested as stated herein. Upon receipt of Investor Funds, the duties and obligations of each of the parties to this Agreement will commence. During the term of this Agreement, the Company or its agents shall cause all checks received by and made payable to it for payment for the Securities to be endorsed in favor of the Escrow Agent and delivered to the Escrow Agent for deposit in the Escrow Account.

The Escrow Agent shall have no duty to make any disbursement, investment or other use of Investor Funds until and unless it has good and collected funds. If any checks deposited in the Escrow Account are returned or prove uncollectible after the funds represented thereby have been released by the Escrow Agent, then the Company shall promptly reimburse the Escrow Agent for any and all costs incurred for such, upon request, and the Escrow Agent shall deliver the returned checks to the Company. The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder.

2. Investors. Investors will be instructed by the Dealer Manager or any soliciting dealers retained by the Dealer Manager (the "Soliciting Dealers") to remit the purchase price in the form of checks (hereinafter "instruments of payment") payable to the order of, or funds wired or in favor of, "UMB BANK, N.A.” , ESCROW AGENT FOR GK INVESTMENT PROPERTY HOLDINGS II, LLC" Any checks made payable to a party other than the Escrow Agent shall be returned to the Dealer Manager or Soliciting Dealer that submitted the check.

When a Soliciting Dealer's internal supervisory procedures are conducted at the site at which the Subscription Agreement and check were initially received by Soliciting Dealer from an Investor, such Soliciting Dealer shall transmit the Subscription Agreement and Investor Funds to the Escrow Agent by the end of the next business day following receipt of the Investor Funds and Subscription Agreement for the purchase of Securities (which shall set forth, among other things, the name and address of the Investor, wire instructions for payment, and the amount subscribed). When, pursuant to such Soliciting Dealer's internal supervisory procedures, such Soliciting Dealer's final internal supervisory procedures are conducted at a different location (the "Final Review Office"), such Soliciting Dealer shall transmit the Investor Funds and Subscription Agreement to the Final Review Office by the end of the next business day following Soliciting Dealer's receipt of the Subscription Agreement and check for the purchase of Securities. Completed Subscription Agreements and checks in payment for the purchase price shall be remitted to the P.O. Box designated for the receipt of such agreements and funds, and wires shall be transmitted directly to the Escrow Account. The Processing Agent will promptly deliver all monies received in good order from subscribers (or from the Dealer Manager or Solicitating Dealers transmitting moneys and subscriptions from subscribers) for the payment of Securities to the Escrow Agent for deposit in the Escrow Account. If any Subscription Agreement for the purchase of Securities solicited by a Soliciting Dealer is rejected by the Processing Agent, the Dealer Manager, or the Company, then the Subscription Agreement and check for the purchase of Securities will be returned directly to the rejected Investor within ten business days from the date of rejection. The Processing Agent shall maintain a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the subscriber’s social security number, (iii) the number of Securities purchased by such subscriber, and (iv) the amount paid by such subscriber for such Securities.

All Investor Funds deposited in the Escrow Account shall not be subject to any liens or charges by the Company or the Escrow Agent, or judgments or creditors' claims against the Company, until and unless released to the Company as hereinafter provided. The Company understands and agrees that the Company shall not be entitled to any Investor Funds on deposit in the Escrow Account and no such funds shall become the property of the Company, or any other entity except as released to the Company pursuant to Section 3; provided the Escrow Agent shall have no obligation to determine if and when the Company is entitled to Investor Funds on deposit in the Escrow Account. The Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as Escrow Agent hereunder. The Company and the Escrow Agent will treat all Investor information as confidential. Notwithstanding the foregoing, nothing in this Agreement prohibits, prevents, or limits the Escrow Agent or its agents, employees or attorneys ("Representatives") from disclosing any information without notice to or consent of the Company if the disclosure is made to a supervisory or governmental authority or a self-regulatory organization in the course of any examination, inquiry, or audit of the Escrow Agent.

3. Disbursement of Funds. The Escrow Agent, upon receipt of Escrow Release Notices in the form attached hereto as Exhibit B, shall disburse any portion of the Investor Funds held in the Escrow Account to the Company or such other parties as set forth in the applicable Escrow Release Notice. The Escrow Agent shall effect such transfer within one business day from the date the Escrow Agent receives the applicable Escrow Release Notice; provided the Escrow Agent shall have no obligation to make disbursements hereunder until after it has received an executed and valid IRS Form W-9 executed by the party receiving the disbursement.

4. Term of Escrow. The "Termination Date" shall be the earliest of: (a) the close of business on ___________, or ___________ if the Offering is extended to such date by the Company and the Company provides prior written notice of such extension to the Escrow Agent; (b) the date the Escrow Agent receives written notice from the Company that all the Securities offered pursuant to the Offering Document are sold, (c) all funds held in the Escrow Account are distributed to the Company or to Investors pursuant to Section 3 and the Company has informed the Escrow Agent in writing to close the Escrow Account; (d) the date the Escrow Agent receives written notice from the Company that it is abandoning the sale of the Securities; and (e) the date the Escrow Agent receives notice from the Securities and Exchange Commission or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering Document and has remained in effect for at least 20 days. After the Termination Date, the Company and its agents shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective Investors. In the event the Escrow Agent holds funds in the Escrow Account upon the Termination Date, such funds shall be returned directly to the Investors. The Company shall cooperate with the Escrow Agent in providing any information or documentation necessary to return funds to the Investors.

5. Duty and Liability of the Escrow Agent. The sole duty of the Escrow Agent shall be to receive Investor Funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company or any Dealer Manager is complying with requirements of this Agreement, the Offering or applicable securities or other laws in tendering the Investor Funds to the Escrow Agent. No other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof, including specifically but without limitation the Offering Document or any other document related to the Offering (including the subscription agreement and exhibits thereto), and the Escrow Agent's rights and responsibilities shall be governed solely by this Agreement. The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the Offering Document or any other document related to the Offering (including the subscription agreement and exhibits thereto) or other agreement between the Company and any other party. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. Concurrent with the execution of this Agreement, the Company and the Dealer Manager shall each deliver to the Escrow Agent an authorized signers form in the form of Exhibit C or Exhibit C-1 to this Agreement, as applicable. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel of its own choice with respect to any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of loss. The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any other person by reason of this Agreement, except as otherwise stated herein, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Agreement against the Escrow Agent. If any disagreement between any of the parties to this Agreement, or between any of them and any other person, including any Investor, resulting in adverse claims or demands being made in connection with the matters covered by this Agreement, or if the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (a) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (b) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. If any controversy should arise with respect to this Agreement the Escrow Agent shall have the right, at its option, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION. The parties hereto agree that the Escrow Agent has no role in the preparation of the Offering Document (including the subscription agreement and exhibits thereto) and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering Document or any other document related to the Offering (including the subscription agreement and exhibits thereto) or the issuance, offering or sale of the Securities. The Escrow Agent shall have no duty or obligation to monitor the application and use of the Investor Funds once transferred to the Company, that being the sole obligation and responsibility of the Company.

6. Escrow Agent's Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit D, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; provided, however, that if (a) the conditions for the disbursement of funds under this Agreement are not fulfilled, (b) the Escrow Agent renders any material service not contemplated in this Agreement, (c) there is any assignment of interest in the subject matter of this Agreement, (d) there is any material modification hereof, e) any material controversy arises hereunder, or (f) the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. The Company's obligations under this Section 6 shall survive the resignation or removal of the Escrow Agent and the assignment or termination of this Agreement.

7. Investment of Investor Funds. The Investor Funds shall be deposited in the Escrow Account in accordance with Section 1 and held un-invested in the Escrow Account, which shall be non-interest bearing.

8. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile/email transmission bearing an authorized signature to the facsimile number/email address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to the Company:

GK Investment Property Holdings II, LLC
257 East Main St., Suite 200
Barrington, IL 60010
Attn: Matt Leiter

With a copy to:

Kaplan Voekler Cunningham & Frank, PLC
1401 E. Cary St.
Richmond, VA 23219
Attn: Robert R. Kaplan, Jr., Esq.

If to the Dealer Manager:

JCC Advisors, LLC
30012 Ivy Glenn Drive, Suite 180A
Laguna Niguel, CA 92677
Attn: Mark Atchity

If to the Escrow Agent:

UMB Bank, National Association
Attn: ______________________
Corporate Trust & Escrow Services
1010 Grand Blvd. 4th Floor
Mail Stop: __________________
Kansas City, Missouri 64106
Telephone: _________________
Fax: ______________________
Email: _____________________

Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

9. Indemnification of Escrow Agent. The Company and the Dealer Manager hereby agree to, jointly and severally, indemnify, defend and hold harmless the Escrow Agent from and against, any and all losses, liabilities, costs, damages and expenses, including, without limitation, reasonable counsel fees and expenses, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such loss, liability, cost, damage or expense is finally determined by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of the Escrow Agent. The terms of this Section shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

10. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

11. Governing Law; Jurisdiction. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

12. Severability. If any provision of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

13. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement. The Company and the Dealer Managers agree that any requested waiver, modification or amendment of this Agreement shall be consistent with the terms of the Offering.

14. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

15. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. The parties hereto agree that the transactions described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimilies, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

17. Resignation. The Escrow Agent may resign upon 30 days' advance written notice to the parties hereto. If a successor escrow agent is not appointed by the Company within the 30-day period following such notice, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent shall return all funds held by it hereunder directly to the investors. The Company shall cooperate with the Escrow Agent in providing any information or documentation necessary to return funds to the Investors.

18. References to Escrow Agent. Other than the Offering Document, any of the other documents related to the Offering (including the subscription agreement and exhibits thereto) and any amendments thereof or supplements thereto, no printed or other matter in any language (including, without limitation, notices, reports and promotional material) which mentions the Escrow Agent's name or the rights, powers, or duties of the Escrow Agent shall be issued by the Company or the Dealer Manager, or on the Company's or the Dealer Manager's behalf, unless the Escrow Agent shall first have given its specific written consent thereto. Notwithstanding the foregoing, any amendment or supplement to the Offering Document or any other document related to the Offering (including the subscription agreement and exhibits thereto) that revises, alters, modifies, changes or adds to the description of the Escrow Agent or its rights, powers or duties hereunder shall not be issued by the Company or the Dealer Manager, or on the Company's or the Dealer Manager's behalf, unless the Escrow Agent has first given specific written consent thereto.

19. Tax Matters; Patriot Act Compliance. The Company and Dealer Manager shall provide to the Escrow Agent upon the execution of this Agreement any documentation requested, including Forms W-9 (or Forms W-8, in the case of non-U.S. Persons), and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the date and year first set forth above.

GK INVESTMENT PROPERTY HOLDINGS II, LLC

By:
Name:
Title:

JCC ADVISORS, LLC

By:
Name:
Title:

UMB BANK, N.A., as Escrow Agent

By:
Name:
Title:

EXHIBIT A

COPY OF OFFERING DOCUMENT

[See Attached]

EXHIBIT B

FORM OF ESCROW RELEASE NOTICE

Date:

UMB Bank, National Association
1010 Grand Blvd. 4th Floor
Mail Stop: __________________
Kansas City, Missouri 64106

Ladies and Gentlemen:

In accordance with the terms of Section 3 of the Escrow Agreement (Subscription Proceeds) dated as of _________, 2019 (as the same may be amended from time to time, the "Escrow Agreement"), among GK Investment Property Holdings II, LLC (the "Company"), JCC Advisors, LLC (the "Dealer Manager") and UMB Bank, National Association (the "Escrow Agent"), the Company and the Dealer Manager hereby notify the Escrow Agent that all securities have been sold as required the ________ closing will be held on ___________ for gross proceeds of $_________.

PLEASE DISTRIBUTE FUNDS BY WIRE TRANSFER (or as indicated) AS FOLLOWS
(wire instructions attached):

$

$

Very truly yours,

GK INVESTMENT PROPERTY HOLDINGS II, LLC, as the Company

By:
Name:
Title:

JCC ADVISORS, LLC,
as the Dealer Manager

By:
Name:
Title:

EXHIBIT C

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of GK Investment Property Holdings II, LLC and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of GK Investment Property Holdings II, LLC.

Name/Title	Specimen Signature

Signature

Signature

Signature

Signature

EXHIBIT C-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as Authorized Representatives of JCC Advisors, LLC and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of JCC Advisors, LLC.

Name/Title	Specimen Signature

Signature

Signature

EXHIBIT D

ESCROW FEES AND EXPENSES

Acceptance Fee
Draft/Review document, establish account	$-

Annual Fees
Annual Escrow Agent	$-

Transactional Fees	$-

Acceptance Fee and first year Annual Fee will be payable at the initiation of the escrow. Thereafter, the Annual Fee will be billed annually in advance and Transactional Fees will be billed quarterly in arrears. Other fees and expenses will be billed as incurred.

Fees specified are for the regular, routine services contemplated by the Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all reasonable expenses related to the administration of the Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable.